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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the inclusion in the Amendment No. 1 to the Registration Statement of Boulevard Acquisition Corp II Cayman Holding Company on Form F-4 (No. 333-220428) to be filed on or about November 1, 2017 of our report dated February 21, 2017, on our audits of the financial statements of Boulevard Acquisition Corp II as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and the period from July 16, 2015 (inception) to December 31, 2015. We also consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement on Form F-4.

/s/ EISNERAMPER LLP

New York, New York
November 1, 2017

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  Exhibit 23.2